Exhibit 4.08

CERTAIN INFORMATION IN THIS EXHIBIT, MARKED BY [****], HAS BEEN EXCLUDED. SUCH EXCLUDED INFORMATION IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

CERTAIN PERSONAL INFORMATION IN THIS EXHIBIT, MARKED BY [XXXXX] HAS BEEN EXCLUDED.

1ST AMENDMENT TO THE SERVICE AGREEMENT AND OTHER COVENANTS

By this private instrument, the parties indicated below:

(I) ZENVIA MOBILE SERVIÇOS DIGITAIS S.A., headquartered at Avenida Paulista, 2.300, 18th floor, CEP: 01310-300, São Paulo - SP, registered with the National Corporate Taxpayer Registry (CNPJ/MF) under No. 14.096.190/0001-05, herein represented according to its Articles of Association, by its representatives signed at the end, hereinafter referred to simply as CLIENT;

and, on the other hand:

(II) CLARO S.A., a company headquartered in the City of São Paulo, State of São Paulo, at Rua Henri Dunant, No. 780, Towers A and B, Santo Amaro, CEP: 04.709-110, registered with the National Corporate Taxpayer Registry (CNPJ/MF) under No. 40.432.544/0001-47, herein represented according to its Articles of Association, hereinafter referred to as CLARO.

The above parties also hereinafter jointly referred to as ‘Parties’ or individually as ‘Party’:

WHEREAS:

(i) The Parties signed a Service Agreement and Other Covenants on August 10, 2021, as well as its annexes, whose purpose is to provide the services described therein by CLARO to the CLIENT,

(ii) The Parties intend to replace ANNEX I - Claro's Message/Tariff Plans, as well as to reach a settle, under the terms provided for in article 840 et seq. of the Brazilian Civil Code, on the outstanding financial matters related to the provision of the service, the subject matter of the Agreement, related to the period described in this instrument;

They have agreed, in the best form of law, to enter into this 1st Amendment to the SERVICE AGREEMENT AND OTHER COVENANTS, signed on August 10, 2021 (“Amendment”), under the conditions specified below, which they mutually accept and freely undertake to comply with and respect for themselves and their successors in any capacity, under the following terms:

Article One - Purpose

1.1 The purpose of this Amendment is as follows:

1.1.1 Fully replace Annex I - Claro's Message/Tariff Plans originally signed by the Parties, with the version attached as Annex I to this Amendment. The Parties acknowledge they are fully aware of its content;

1.1.2 To provide for the discharge, subject to the payment indicated in Section 2.1 below, of the amounts owed by the CLIENT to CLARO, related to the object of the Agreement, in the period between August 10, 2021 and May 4, 2024 (inclusive), releasing each other from any further claims related to this matter, to CLARO from the CLIENT and vice versa, in any capacity, with respect to the settlement of this matter, whether in or out of court.

1.2 The Parties acknowledge and declare that the amounts described in ANNEX I are valid and applicable as of January 1, 2024.

Article Two - Payment and Discharge between the Parties

2.1 As a result of the amounts recognized as due, related to the service referred to in sub-item 1.1.2 above, in the respective period and limits indicated therein, the CLIENT will pay CLARO the amount of BRL[****] ([****]), through 12 (twelve) equal and successive installments, with first maturity on the invoice for August 2024.

2.1.1. Failure to pay the amount described in section 2.1 within the stipulated maturity period will subject the CLIENT to the late payment charges provided for in the Agreement.

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2.2 With the payment and effective receipt of the full amount provided for in item 2.1 above, the Parties mutually grant each other the irrevocable and unrestricted discharge of the amounts related exclusively to the item mentioned in sub-item 1.1.2 above, and hereby declare that they waive the possibility of any and all judicial or extrajudicial measures concerning the financial rights transacted herein, within the exact limits set forth in this instrument, including any Arbitration Proceeding (Law No. 9.307/96), as well as any type of Administrative Proceeding with the National Telecommunications Agency - Anatel, so that one Party may not in relation to the other claim, object, challenge, under any hypothesis or pretext, at present or in the future, in or out of court, any amounts, contested or not, arising from what is described (and in the exact period mentioned) in Article One of this Amendment, nor will they file any judicial or extrajudicial measure aimed at any compensation or indemnity in any capacity, or that also refers to material or moral damages, direct or indirect, including, but not limited to, loss of profits, consequential, incidental, or any other damages of any kind, even in proceedings brought by third parties, including class associations, all within the limits provided for in this instrument.

Article Three - Ratification

3.1. The Parties ratify the other provisions of the Agreement that have not been expressly amended by the provisions of this instrument, which are fully maintained in everything that does not conflict with this Amendment.

Article Four - Jurisdiction

4.1. The Central Court of the Capital of São Paulo is elected as the sole competent court to resolve any disputes arising from this Agreement, expressly waiving any other jurisdiction to which they may be entitled by reason of domicile or otherwise.

4.2 The Parties expressly acknowledge and agree to the veracity, authenticity, integrity, validity and effectiveness of this instrument under the terms of Articles 104 and 107 of the Civil Code, signed by the Parties in electronic format and/or through electronic certificates, including those that use certificates not issued by ICP-Brasil, under the terms of Art. 10, § 2, of Provisional Measure No. 2.200-2, of August 24, 2001.

In witness whereof, the Parties sign this instrument together with two (2) witnesses.

São Paulo, June 26, 2024

Cristiano Franco

CRO CPaaS - Executive Director

Shay Chor

CFO

ZENVIA MOBILE SERVIÇOS DIGITAIS S.A.

Name: CARLOS RESENDE ARAUJO SANTOS

Title: New Business Director

CLARO S.A

Name:

Title:

Witnesses:

Name: Adriana Fátima Morais

RG: [XXXXX]

Name: Ageu da Fonseca Dantas Moreira Junior

RG: [XXXXX]

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